Exhibit 99.1

For Immediate Release	NEWS RELEASE

Contact: Joseph C. Horvath, Chief Financial Officer
717-264-7161 Extension 4465

TB Wood’s Corporation Announces Retirement of Michael L. Hurt, President and
Appointment of James R. Swenson as Interim CEO

     Chambersburg, PA, November 7, 2003–TB Wood's Corporation (NASDAQ: TBWC) announced that Michael L. Hurt, its President, and Chief Executive Officer will retire, effective November 14, 2003, and that James R. Swenson has been appointed Interim Chief Executive Officer. Mr. Hurt has agreed to be a consultant to the Company but will resign as a director of the Company. Mr. Swenson, a current member of the Board of the Directors of the Company, has been active in the industrial power transmission industry for his entire career.

     The Board of Directors expresses its appreciation to Mike for all the significant contributions that he made to TB Wood’s during his almost thirteen years of leadership. The Board wishes him an enjoyable, long and healthy retirement.

     TB Wood's (www.tbwoods.com) is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products, which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production facilities in the United States, Mexico, Germany, Italy and India.

     This press release contains statements that are forward looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's expectations and assumptions. These expectations and assumptions, as well as the Company's future performance are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various of the Company's documents filed with the SEC.